Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
SEPTEMBER 30, 2005, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED
NOVEMBER 7 , 2005
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700
FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, November 4, 2005
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the third quarter of 2005 amounted to $17,866,000 compared with $9,044,000 for the third quarter of 2004. Unaudited consolidated net income for the first nine months of 2005 was $55,473,000 compared with $31,803,000 for the first nine months of 2004. The 2005 figures included $503,000 of after-tax investment gains realized in the second quarter. No investment gains or losses were realized in the 2004 periods.
     The increase in consolidated earnings for the 2005 periods resulted mainly from improvement of the furniture rental business and increased investment income earned by the insurance businesses primarily as a result of higher interest rates on short-term investments.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting gain (loss)	$453	$(799)	$9,725	$7,834
Investment income	10,005	6,459	27,735	18,585
CORT furniture rental business	6,986	3,232	16,317	3,836
Precision Steel businesses	185	33	823	1,245
Other	237	119	370	303
Realized investment gains	—	—	503	—

Consolidated net income	$17,866	$9,044	$55,473	$31,803

Per share	$2.51	$1.27	$7.79	$4.47

     Wesco’s Form 10-Q for the quarter ended September 30, 2005 is expected to be filed electronically with the Securities and Exchange Commission on November 7, 2005, and we invite shareholders and the financial media to access it through Wesco’s website (www.wescofinancial.com). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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